Exhibit 99.1
Robinhood Closes Offering of $2.2 Billion of 0.00% Convertible Senior Notes Due 2029
Transaction raised $2.2 billion, enhancing strategic flexibility to invest for future growth
Approximately $290 million of proceeds used to repurchase outstanding Class A common stock
$123.2 million of proceeds used to acquire capped calls intended to offset any share dilution elevating conversion price to $174.42 per share
With the capped calls, Robinhood anticipates no net dilution from the transaction until its share price exceeds approximately $237.85 or an approximately 154% increase from today’s closing price. Factoring in the share repurchase, Robinhood anticipates no net dilution from the transaction until its share price exceeds $303.95

MENLO PARK, Calif., June 25, 2026— Robinhood Markets, Inc. (“Robinhood”) (NASDAQ: HOOD) today announced the closing of its previously announced private offering of $2.2 billion aggregate principal amount of its 0.00% convertible senior notes due 2029 (the “Notes”) in a private placement (the “Offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The offering represents the aggregate of both the previously announced offering of $2.0 billion, as well as the full exercise of the $200 million option to purchase additional Notes granted by Robinhood to the initial purchasers of the Notes.
“Our business continues to grow rapidly as we deliver industry-leading products to our customers,” said Shiv Verma, Robinhood Chief Financial Officer.  “And this transaction gives us even more strategic flexibility to invest for future growth.”
The net proceeds from the offering were approximately $2.169 billion, after deducting the initial purchasers’ discounts and estimated expenses payable by Robinhood. Robinhood used approximately $290 million of the net proceeds from the Offering to repurchase 2.743 million shares of its Class A common stock and $123.2 million of the net proceeds from the Offering to fund the costs of the capped call transactions described below. It intends to use the remainder of the net proceeds from the Offering, if any, for general corporate purposes, which may include organic growth investments, potential acquisitions and/or capital expenditures. In addition, following the Offering, Robinhood may repurchase additional shares of its Class A common stock pursuant to Robinhood’s stock repurchase program.
The capped call transactions entered into in connection with the offering are expected to generally reduce potential dilution to the common stock upon conversion of the Notes or to offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with the reduction or offset subject to a cap initially equal to approximately $237.85 per share (an approximately 125% premium to the closing price of Robinhood’s Class A common stock on the offering date of June 22, 2026).

About Robinhood

Robinhood Markets, Inc. (NASDAQ: HOOD) transformed financial services by introducing commission-free stock trading and democratizing access to the markets for millions of investors. Today, Robinhood, through its subsidiaries, lets you trade stocks, options, futures (which includes event contracts), and crypto, invest for retirement, earn with Robinhood Gold, and access an expert-managed portfolio with Robinhood Strategies. Headquartered in Menlo Park, California, Robinhood puts customers in the driver’s seat, delivering unprecedented value and products intentionally designed for a new generation of investors. Additional information about Robinhood can be found at www.robinhood.com.

Robinhood uses the “Overview” tab of its Investor Relations website (accessible at investors.robinhood.com/overview) and its Newsroom (accessible at newsroom.aboutrobinhood.com), as means of disclosing information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission (“SEC”) Regulation Fair Disclosure (Reg. FD). Investors should routinely monitor those web pages, in addition to Robinhood’s press releases, SEC filings, and public conference calls and webcasts, as information posted on them could be deemed to be material information.

“Robinhood” and the Robinhood feather logo are registered trademarks of Robinhood Markets, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contacts

Investor Relations
ir@robinhood.com

Media
press@robinhood.com

Forward-Looking Statements

This press release contains forward-looking statements regarding Robinhood and its consolidated subsidiaries (“we,” “Robinhood,” or the “Company”), including, but not limited to, statements regarding the anticipated effects of entering into the capped call transactions, and the intended use of the net proceeds from the Offering and the anticipated effects thereof. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual future results, performance, or achievements to differ materially from any future results expressed or implied in this press release. Factors that contribute to the uncertain nature of our forward-looking statements include, among others, risks and uncertainties associated with market conditions, including market interest rates, the trading price and volatility of Robinhood’s Class A common stock and risks related to this Offering, and Robinhood’s business and operations and results of operations. Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risks and uncertainties that could affect our business and financial results can be found in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as well as in our other filings with the SEC, all of which are available on the SEC’s web site at www.sec.gov. Moreover, we operate in a very competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements. Except as otherwise noted, all forward-looking statements in this press release are made as of the date of this press release, June 25, 2026, and are based on information and estimates available to us at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this press release whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this press release with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect.